FREEPORT-MCMORAN

Insider Trading Policy

August 2024

INSIDER TRADING POLICY

INTRODUCTION

Purpose
This Insider Trading Policy (“Policy”) of Freeport-McMoRan Inc. (“FCX”) and its subsidiaries and its affiliates (collectively, the “Company”) sets forth the general standards for all employees, consultants, officers and directors with respect to (a) the handling of confidential information about the Company, and (b) engaging in transactions in FCX securities and securities of other publicly traded companies. This Policy explains the prohibitions against “insider trading” based on federal securities laws and establishes FCX’s policies and procedures to promote and monitor compliance with those laws.

About this Policy
Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company.

This Policy describes the prohibition on insider trading applicable to all persons subject to the Policy, and also additional restrictions on individuals who have been informed in writing that they have been designated as “insiders” by the Corporate Secretary. Insiders include members of FCX’s Board of Directors, its officers as well as certain Company employees and consultants who are likely to be in possession of material nonpublic information due to the nature of their work.

This Policy supersedes any previous version of the Policy.

1 SCOPE OF THE POLICY

1.1 Persons Covered	Persons Covered
As an employee, consultant, officer or director of the Company this Policy applies to you. The same restrictions that apply to you also apply to members of your immediate family and members of your household and any family members who do not live in your household, but whose transactions in FCX securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the FCX securities (those persons are referred to as “related persons”). This Policy also applies to entities that you influence or control, including corporations, partnerships or trusts.

1.2	Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in FCX securities while in possession of material nonpublic information (see Section 4 “What is “Material Nonpublic” Information?”). You are responsible for complying with this Policy and ensuring that any of your related persons or any entities you control also comply with this Policy.

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In all cases, the responsibility for determining whether you possess material nonpublic information rests with you. While the Company provides policies, procedures and training on insider trading, no action on the part of the Company, or any employee, consultant, officer or director pursuant to this Policy constitutes legal advice or insulates you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws (see Section 8 “Consequences of Non-Compliance”).

1.3	Transactions Covered
Except as otherwise provided herein, this Policy applies to all transactions in FCX securities, including purchases, sales and gifts. FCX securities include common stock, options for common stock and any other securities FCX may issue from time to time, such as preferred stock, warrants and convertible notes and debentures, as well as to derivative securities relating to FCX’s stock, whether or not issued by FCX, such as exchange-traded options or swaps. This Policy also applies to transactions that occur after you cease to be an employee, consultant, officer or director of the Company for as long as you are in possession of material nonpublic information.

1.4	Application to the Company
It is the Company’s policy that it will not engage in transactions in FCX securities in violation of applicable securities laws.

2 STATEMENT OF POLICY

2.1	Policy Relating to FCX Securities
No person subject to this Policy who is aware of material nonpublic information may directly or indirectly through related persons or other persons or entities:

•Engage in transactions in FCX securities, except as otherwise specified in this Policy (see Section 3 “Transactions Excluded from Policy”);

•Recommend that others engage in transactions in any FCX securities;

•Disclose material nonpublic information to persons (a) within the Company whose jobs do not require them to have that information, or (b) outside of the Company, including family, friends, business associates and investors, unless any such disclosure is made in accordance with FCX’s disclosure and external communications policies; or

•Assist anyone engaged in the above activities.

2.2	Policy Relating to Securities of Other Companies
No person subject to this Policy who, in connection with his or her employment by or service to the Company, acquires material nonpublic information about another public company (a) with which the Company does business, or (b) that is involved in

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a potential transaction or business relationship with the Company, may engage in a transaction in that company’s securities, recommend that others do so or disclose such information (except as permitted in Section 2.1) until the information becomes public or is no longer material. Such companies include but are not limited to current or prospective customers or suppliers and companies with which we may be negotiating a potential transaction (such as an acquisition, investment or sale).

2.3	Limited Exceptions
Transactions that may seem necessary or justifiable to you for independent reasons (such as the need to raise money for an emergency expenditure), or transactions related to a small number of FCX securities, are NOT exceptions to this Policy. The securities laws do not recognize any mitigating circumstances. Further, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

3 TRANSACTIONS EXCLUDED FROM POLICY
This Policy does not apply to the following transactions, except as specifically noted:

3.1	Stock Option Exercises
This Policy does not apply to the exercise of a stock option or to an award recipient’s use of shares delivered or withheld from the exercise to cover the cost of the option exercise or the satisfaction of tax withholding obligations.

However, this Policy does apply to any sale of the underlying stock or to a cashless option exercise through a broker, which entails the sale of a portion of the underlying stock on the market to cover the costs of exercise or the resulting taxes.

3.2	Restricted Stock Unit Awards
This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding obligations upon the vesting of any restricted stock unit.

However, this Policy does apply to any sale of common stock received by you as a result of the vesting.

3.3	Other Similar Company Plan Transactions
This Policy does not apply to any other purchase of FCX securities from FCX or sale of FCX securities to FCX.

3.4	Acquisitions via Bona Fide Gifts
This Policy does not apply to acquisitions of FCX securities through bona fide gifts or inheritances.

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However, this Policy does apply to any sale of the FCX securities received, and to any gifts of FCX securities by you.

3.5	Rule 10b5-1 PlanTransactions
Transactions in FCX securities pursuant to compliant Rule 10b5-1 plans (including purchases, sales and gifts) may be made notwithstanding this Policy. (See Section 6 “Rule 10b5-1 Plans” for more information.)

4 WHAT IS “MATERIAL NONPUBLIC” INFORMATION?
“Material” information is information that a reasonable investor would consider important in deciding whether to purchase, sell or hold a security, or information that is likely to significantly alter the total mix of publicly available information about the Company. Any information that could reasonably be expected to affect the market price of a security is likely to be considered material. This determination is subjective and is made based on the facts and circumstances of each particular situation. Material information can be positive or negative and can relate to any aspect of the Company’s business or to any type of FCX securities, whether debt, equity or a hybrid. Information that could be considered material to the Company includes, but is not limited to, information regarding:

•Revenues, expenses, operational results or earnings, including anticipated results or projections;
•Proposed or pending mergers, acquisitions, joint ventures or tender offers;
•Proposed or pending acquisitions or dispositions of a significant asset or business unit;
•Significant borrowings or financing transactions out of the ordinary course;
•A major change in strategy;
•Plans to open or close a particular operation;
•Plans to expand or reduce operations at a particular mine;
•Exploration plans and nonpublic reserves;

•Changes in dividend policy, the declaration of a stock split or an offering of additional securities;
•Establishment of, or change or increase in, a repurchase program for FCX securities;

•Other events regarding FCX securities such as offerings, defaults or calls for redemption;
•Changes in the Company’s pricing or cost structure or significant developments regarding major customers or contracts;

•Changes in the FCX executive officers or board members;

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•Change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Developments regarding threatened, new or pending significant litigation or government investigations, or the resolution of such litigation or investigations;
•Significant unusual accounting charges or gains;
•Significant cybersecurity incidents, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and
•Imposition of a black-out period with respect to transactions in FCX securities or the securities of another company or the extension or termination of such black-out period.

The above list is not exclusive and many other types of information may be considered material, depending on the circumstances. The probability of whether an event will or will not occur affects the determination of whether it is material. The determination of whether information was material will be viewed in hindsight, so any questions concerning the materiality of particular information should be resolved in favor of materiality and trading should be avoided.

“Nonpublic” information is information that is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including through the issuance of a press release, a webcast or a filing with the Securities and Exchange Commission (“SEC”). In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one full trading day after the public release of material information via the issuance of a press release, a webcast conference call or an SEC filing should elapse before trading.

5 PROHIBITION OF SHORT SALES
Short sales of FCX securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of FCX securities are prohibited.

6 RULE 10b5-1 PLANS
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability to a person who enters into a trading plan for transactions in FCX securities that meets the conditions specified in Rule 10b5-1. A Rule 10b5-1 plan must, among other things, be entered into at a time when the person is not aware of material nonpublic information, and there is a specified cooling off period before transactions under the plan can begin. In addition, once the plan is adopted, the person must not exercise any influence over the amount of securities subject to the transaction, the date of the transaction or

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the price at which they are to be traded. The plan must either specify the amount, timing and pricing of transactions in advance or delegate discretion on these matters to an independent third party. A dividend reinvestment plan may be set up as a Rule 10b5-1 plan. It is your responsibility to ensure that your trading plan, and transactions made pursuant to such plan, meet all the conditions of Rule 10b5-1. Rule 10b5-1 plans or similar plans adopted by insiders are subject to additional requirements. See Section 7.6 “Rule 10b5-1 Plans Adopted by Insiders” for more information.

Note: A standing or limit order does not, by itself, qualify as a Rule 10b5-1 plan.

7 ADDITIONAL RESTRICTIONS APPLICABLE TO INSIDERS
In addition to the prohibitions on insider trading described above, insiders and related persons are subject to additional restrictions on trading. The provisions below will govern to the extent that any such requirement is more restrictive than the requirements set forth above.

7.1	Window Period Requirement
FCX requires that insiders trade in FCX securities only during the period beginning on the second business day following the date of release of a quarterly or annual statement of earnings and ending on the 30th business day following such date (i.e., the 30-day “window period”). FCX will periodically issue detailed guidance and procedures to insiders subject to the window period for trading in FCX securities. Trading during a window period minimizes the potential violation of insider trading laws because material financial information has just been released to the public. From time to time, insiders may also be advised that no trading will be permitted until further notice (generally known as a “black-out period”).

7.2	Prohibition of Hedging and Other Derivative Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, publicly traded options, collars and exchange funds. Such transactions may permit an insider to continue to own FCX securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. Accordingly, insiders are prohibited from engaging in any such transactions.

7.3	Margin Accounts and Pledging
Insiders may not purchase FCX securities on margin, borrow against any account in which FCX securities are held, or pledge FCX securities as collateral for a loan, except that such insiders may pledge FCX securities as collateral for a loan (not including margin debt) if they have the financial capacity to repay the loan without resort to the pledged securities. Insiders who wish to pledge FCX securities as collateral for a loan must submit a request for approval to the Corporate Secretary at least one week prior to the execution of documents evidencing the proposed pledge. Pledges of FCX securities arising from hedging transactions governed by

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Section 7.2 “Prohibition of Hedging and Other Derivative Transactions” are prohibited.

7.4	Standing and Limit Orders
Standing and limit orders, except under approved Rule 10b5-1 plans (see Section 7.6 “Rule 10b5-1 Plans Adopted by Insiders”), create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material nonpublic information. FCX therefore discourages insiders from placing standing or limit orders on FCX securities other than for short durations within a window period.

7.5	Section 16 and Rule 144 Restrictions and Reporting
The federal securities laws, including Section 16 of the Securities Exchange Act of 1934 and Rule 144 under the Securities Act of 1933, impose additional trading restrictions and reporting obligations on executive officers, directors and holders of more than 10% of any class of equity security of FCX.

Note: FCX will notify you if you are subject to these additional restrictions and reporting requirements and provide additional information, including requirements for timely notifying FCX of all reportable transactions if you would like FCX’s assistance in making any required filings.

7.6	Rule 10b5-1 Plans Adopted by Insiders
All Rule 10b5-1 plans adopted by insiders must be adopted during an open window period, at a time when the insider entering into the Rule 10b5-1 plan is not aware of material nonpublic information and cleared in advance by the Corporate Secretary. In addition, any modification to an insider’s Rule 10b5-1 plan must also be cleared in advance by the Corporate Secretary. Clearance will be granted or denied based on the restraints imposed by law, and will not constitute investment advice regarding the advisability of any Rule 10b5-1 plan or ensure compliance with securities laws. Such proposed plans or proposed modifications to such plans must be submitted for approval no less than five trading days prior to the proposed entry into the plan or modification. If granted, clearance is valid only until the later of the original proposed entry date or 48 hours after clearance is granted. If the Rule 10b5-1 plan is not entered into or modified within such period, clearance must be re-requested. Any termination of such a plan must be reported promptly to the Corporate Secretary. FCX is required to disclose in its quarterly and annual reports on Forms 10-Q and 10-K, respectively, filed with the SEC whether during its last fiscal quarter any director or officer subject to Section 16 adopted (which includes certain modifications) or terminated a Rule 10b5-1 plan (or similar plan), and is also required to disclose specified information about the plan. Therefore, it is important that such persons promptly report to the Corporate Secretary such adoptions, modifications and terminations as noted above.

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Transactions executed pursuant to a pre-cleared Rule 10b5-1 plan do not require further approval and are not subject to the Company’s window period, as Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. Any dividend reinvestment plan by an insider must be set up as a Rule 10b5-1 plan; however, Section 16 insiders may not establish such a plan. See Section 6 “Rule 10b5-1 Plans” for more information regarding Rule 10b5-1 plans.

Note: A standing or limit order does not, by itself, qualify as a Rule 10b5-1 plan.

7.7	Trading in Commodities and Metals Futures
Trading in futures of certain commodities and metals, such as copper, gold, molybdenum, silver, may reflect a short-term profit motive that is inconsistent with the best interests of the Company. For these reasons, insiders are prohibited from engaging in trading in futures on the commodities and metals listed in this section pertaining to major business activities of the Company.

8 CONSEQUENCES OF NON-COMPLIANCE
Federal and state securities laws prohibit transactions in a company’s securities while aware of material nonpublic information. In addition, such laws also prohibit the communication, or “tipping,” of material nonpublic information to third parties (“tippees”) who then trade in the company’s securities. Furthermore, tippees who trade on material, nonpublic information tipped to them or individuals who trade on material, nonpublic information that has been misappropriated can also be liable for insider trading and for passing on such information on to others who trade. It is also important to remember that while tipping can occur through the overt communication of material nonpublic information to others, it can also occur through unguarded and careless conversations at social and business gatherings.

Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and may include significant fines and imprisonment.

Failure to comply with this Policy may also subject you to Company-imposed sanctions, including disciplinary action up to and including termination of employment, whether or not the failure to comply with this Policy results in a violation of law. A violation of law, or even questionable conduct leading to federal investigation that does not result in prosecution, can tarnish an individual’s reputation and irreparably damage a career.

Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company.

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9 ASKING QUESTIONS AND REPORTING CONCERNS
It is your obligation to understand and comply with this Policy. If you are concerned that a policy has been violated, or have any questions about this Policy, you should contact the Company’s Corporate Secretary or the FCX Compliance Department.

You may discuss questions or report concerns to:
•The Company’s Corporate Secretary, directly:
Monique A. Cenac at 602-366-7604 (email: mcenac1@fmi.com)
•The next level of management;
•The manager responsible for the area concerned;
•Your local Compliance Officer;
•One of our designated Compliance Officers:
Compliance_Officer@fmi.com
•Our FCX Compliance Line via phone (phone number for your geographic location is available on your local intranet site); or
•Email the Global Compliance Team at compliance@fmi.com

Note: The Company will not tolerate retaliation against any employee who reasonably and in good faith raises a question or concern about the Company’s business practices or compliance with applicable laws or regulations, or utilizes the FCX Compliance Line.

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